                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                               MASCO CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                               MASCO CORPORATION
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

--------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

     (3) Filing party:

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     (4) Date filed:

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

                               MASCO CORPORATION
                           -------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE:    MAY 19, 1999
TIME:    10:00 A.M.
PLACE:   MASCO CORPORATION
         21001 VAN BORN ROAD
         TAYLOR, MICHIGAN 48180

The purposes of the Annual Meeting are:

     1. To elect four Class II Directors;

     2. To ratify the selection of PricewaterhouseCoopers LLP as independent auditors for the Company for the year 1999; and

     3. To transact such other business as may properly come before the meeting.

     Stockholders of record at the close of business on March 26, 1999 are entitled to vote at the Meeting or any adjournment thereof.

     Your attention is called to the accompanying Proxy Statement and Proxy. Whether or not you plan to be present at the Meeting, you are requested to sign and return the Proxy in the enclosed postage prepaid envelope. Your prompt attention will be appreciated. Prior to being voted, the Proxy may be withdrawn in the manner specified in the Proxy Statement.

                                              By Order of the Board of Directors

                                                       /s/EUGENE A. GARGARO, JR.

                                                          EUGENE A. GARGARO, JR.
                                                                       Secretary
April 21, 1999

                                PROXY STATEMENT

                       ANNUAL MEETING OF STOCKHOLDERS OF
                               MASCO CORPORATION

                                  May 19, 1999

                              GENERAL INFORMATION

     The solicitation of the enclosed Proxy is made by the Board of Directors of Masco Corporation (the "Company") for use at the Annual Meeting of Stockholders of the Company to be held at its offices at 21001 Van Born Road, Taylor, Michigan 48180, on Wednesday, May 19, 1999 at 10:00 A.M., and at any adjournment. This Proxy Statement and the enclosed Proxy are being mailed or given to stockholders on or about April 21, 1999.

     The expense of this solicitation will be borne by the Company. Solicitation will be by mail, and executive officers and other employees of the Company may solicit Proxies, without extra compensation, personally and by telephone and other means of communication. In addition, the Company has retained Morrow & Company, Inc. to assist in the solicitation of Proxies for a fee of $8,000, plus expenses. The Company will also reimburse brokers and other persons holding Company Common Stock in their names or in the names of their nominees for their reasonable expenses in forwarding Proxies and Proxy materials to beneficial owners.

     Stockholders of record at the close of business on March 26, 1999 will be entitled to vote at the Meeting. On that date, there were 337,663,043 shares of Company Common Stock, $1 par value, outstanding and entitled to vote. Each share of outstanding Company Common Stock entitles the holder to one vote. The Meeting will be held if a quorum, consisting of a majority of the outstanding shares of common stock entitled to vote, is represented in person or by proxy. When nominees, such as banks and brokers, holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial owners by a specified date, the nominees may vote those shares only on matters deemed routine by the New York Stock Exchange, such as the election of Directors and ratification of the selection of independent auditors. On a non-routine matter, nominees cannot cast a vote (a so-called "broker non-vote"). The ratification of the selection of PricewaterhouseCoopers LLP must be approved by a majority of the votes cast. Directors are elected by a plurality of the votes cast. The four nominees for Class II Directors who receive the largest number of votes cast will be elected as Class II Directors. Abstentions and broker non-votes, if any, will not be treated as votes cast, and therefore, will not affect the outcome of the matters referred to above.

     The shares represented by the Proxy will be voted as instructed if received in time for the Meeting. Any person signing and mailing the Proxy may, nevertheless, revoke it at any time before it is exercised by written notice to the Company (Attention: Eugene A. Gargaro, Jr. Secretary) at its executive offices at 21001 Van Born Road, Taylor, Michigan 48180, or at the Meeting.

                             ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes. The term of office of the Class II Directors expires at this meeting and the Board of Directors proposes the re-election of Joseph L. Hudson, Jr., Verne G. Istock, Raymond A. Kennedy and John A. Morgan as Class II Directors.

     The Class I, Class II and Class III Directors will serve for terms expiring at the Annual Meeting of Stockholders in 2001, 2002 and 2000, respectively, or until their respective successors are elected and qualified. The Board of Directors expects that the persons named as proxies in the Proxy will vote the shares represented by each Proxy for the election as Directors of the above nominees unless a contrary direction is indicated. If prior to the Meeting any nominee is unable or unwilling to serve as a Director, which the Board of Directors does not expect, the persons named as proxies will vote for such alternate nominee, if any, as may be recommended by the Board of Directors.

     Information concerning the nominees and continuing Directors is set forth below.

     NAME, PRINCIPAL OCCUPATION                       AGE, BUSINESS EXPERIENCE,
AND PERIOD OF SERVICE AS A DIRECTOR              DIRECTORSHIPS AND OTHER INFORMATION
-----------------------------------              -----------------------------------
                   CLASS I (TERM TO EXPIRE AT THE ANNUAL MEETING IN 2001)

Wayne B. Lyon.......................    Mr. Lyon, 66, joined LifeStyle Furnishings in his
  Chairman, President and               present positions upon its formation in 1996.
  Chief Executive Officer               Previously, he served the Company as a Group Vice
  of LifeStyle Furnishings              President beginning in 1972, was named Executive Vice
  International Ltd.                    President and Chief Operating Officer in 1974 and
  Director since 1988.                  served as President and Chief Operating Officer from
                                        1985 until 1996. Mr. Lyon is also a director of
                                        Comerica Incorporated, Furnishings International Inc.
                                        and Emco Limited. He is a trustee of Cranbrook
                                        Educational Community.

Arman Simone........................    Mr. Simone, 71, is involved in various philanthropic
  Retired President of Simone           endeavors focusing on children, education and
  Corporation, commercial builders      alternative medicine.
  and developers. Director from 1952
  to 1969 and since 1972.

Peter W. Stroh......................    Mr. Stroh, 71, served as Chairman of the Board and
  Retired Chairman and Chief            Chief Executive Officer of The Stroh Companies, Inc.
  Executive Officer of The Stroh        from 1990 until August 1997. He served as the Chief
  Companies, Inc., parent company of    Executive Officer of The Stroh Brewery Company from
  The Stroh Brewery Company.            1980 until 1994 and as its Chairman from 1982 until
  Director since 1992.                  December 1997. He is a director of The Stroh Brewery
                                        Company and Apex Bioscience, Inc. He is also a
                                        director of Detroit Renaissance and the Detroit
                                        Economic Growth Corporation, as well as a member of
                                        the Board of Visitors, Nicholas School of the
                                        Environment at Duke University, a trustee of the
                                        Alcoholic Beverage Medical Research Foundation and a
                                        trustee of the McGregor Fund.

     NAME, PRINCIPAL OCCUPATION                       AGE, BUSINESS EXPERIENCE,
AND PERIOD OF SERVICE AS A DIRECTOR              DIRECTORSHIPS AND OTHER INFORMATION
-----------------------------------              -----------------------------------

            CLASS II (NOMINEES FOR TERM TO EXPIRE AT THE ANNUAL MEETING IN 2002)

Joseph L. Hudson, Jr................    Mr. Hudson, 67, was elected in 1956 as a trustee of
  Trustee, Hudson-Webber Foundation,    the Hudson-Webber Foundation and subsequently served
  philanthropic organization.           as Chairman until 1996. Mr. Hudson was Vice President
  Director since 1996.                  of the J.L. Hudson Company beginning in 1957, was
                                        named President and Chief Executive Officer in 1961,
                                        and Chairman in 1972. Upon the merger of that company
                                        with Dayton's of Minneapolis in 1969, he served as
                                        Vice Chairman and director of the Dayton Hudson
                                        Corporation, retiring in 1981. He served as the first
                                        President and Chief Executive Officer of The Detroit
                                        Medical Center from 1985 until his retirement in
                                        1990. Mr. Hudson is Vice President of the City of
                                        Detroit Arts Commission. He is founding Chairman of
                                        the Community Foundation for Southeastern Michigan;
                                        Active Honorary Trustee and founding Chairman of New
                                        Detroit, Inc.; and a director of Detroit Renaissance.

Verne G. Istock.....................    Mr. Istock, 58, joined NBD Bank in 1963 and served as
  Chairman of the Board of Bank One     Vice Chairman and director of NBD Bank and its
  Corporation. Director since 1997.     parent, NBD Bancorp, from 1985 until he was named
                                        Chairman and Chief Executive Officer in 1994. Upon
                                        the merger of NBD and First Chicago Corporation in
                                        December 1995, he was named President and Chief
                                        Executive Officer of First Chicago NBD Corporation
                                        and was elected Chairman in May 1996. Upon the merger
                                        of First Chicago NBD Corporation and Banc One
                                        Corporation on October 1, 1998, he was named Chairman
                                        of the Board of Bank One Corporation. He presently
                                        also serves as Chairman of the Board and a director
                                        of The First National Bank of Chicago and Chairman
                                        and Chief Executive Officer of NBD Bank, Michigan.
                                        Mr. Istock is a director of Kelly Services, Inc., The
                                        Federal Reserve Bank of Chicago, the Bankers
                                        Roundtable and the International Monetary Conference.
                                        He is a director of Detroit Renaissance, the Greater
                                        Detroit Partnership in Detroit, The Economic Club of
                                        Detroit and the Illinois Business Roundtable, and is
                                        a member of the Michigan Business Roundtable. Mr.
                                        Istock is also a director of the Chicago Council on
                                        Foreign Relations, a director of the United
                                        Way/Crusade of Mercy, Chicago, a principal of Chicago
                                        United, a member of The Commercial Club of Chicago
                                        and The Economic Club of Chicago, and serves on the
                                        Board of Trustees of Northwestern University.

     NAME, PRINCIPAL OCCUPATION                       AGE, BUSINESS EXPERIENCE,
AND PERIOD OF SERVICE AS A DIRECTOR              DIRECTORSHIPS AND OTHER INFORMATION
-----------------------------------              -----------------------------------
Raymond F. Kennedy..................    Mr. Kennedy, 56, was elected President and Chief
  President and Chief Operating         Operating Officer of the Company in August 1996. He
  Officer of Masco Corporation.         joined the Company in 1978 as President of Delta
  Director since 1998.                  Faucet Company and served as a Group President from
                                        1983 to 1989 when he was promoted to President --
                                        Building Products. In 1995 he became the Company's
                                        Executive Vice President. Previously, Mr. Kennedy
                                        held a number of positions at AMF, Inc., including
                                        Presidencies of Skamper Corp., and AMF's Wheel Goods
                                        Division. He serves as a director of Emco Limited and
                                        Flint Ink Corporation.

John A. Morgan......................    Mr. Morgan, 68, has been Managing Director of Morgan
  Managing Director, Morgan Lewis       Lewis Githens & Ahn, Inc. since founding that firm in
  Githens & Ahn, Inc., investment       1982. From 1977 to 1982, he was Vice Chairman of
  bankers. Director since 1969.         Smith Barney, Harris Upham & Co., Inc., in charge of
                                        the firm's merger and acquisition activities, a
                                        member of the executive committee and a director of
                                        Smith Barney International Inc. Prior to becoming
                                        Vice Chairman of Smith Barney, Mr. Morgan had been
                                        Senior Vice President in charge of the Corporate
                                        Finance Department. He was a director of TriMas
                                        Corporation from 1989 until it was acquired by
                                        MascoTech, Inc. in January 1998. He is currently a
                                        director of Furnishings International Inc. and
                                        MascoTech, Inc. He also serves as a trustee of the
                                        Provident Loan Society of New York.

                  CLASS III (TERM TO EXPIRE AT THE ANNUAL MEETING IN 2000)

Thomas G. Denomme...................    Mr. Denomme, 59, served as Vice Chairman and Chief
  Retired Vice Chairman and Chief       Administrative Officer of Chrysler Corporation from
  Administrative Officer of Chrysler    1994 until he retired in December 1997 and had been a
  Corporation. Director since 1998.     director of Chrysler Corporation since 1993. He
                                        joined Chrysler Corporation in 1980 and was elected
                                        Vice President -- Corporate Strategic Planning in
                                        1981, Executive Vice President -- Corporate Staff
                                        Group in 1991, and Executive Vice President and Chief
                                        Administrative Officer in 1993. Previously, he held a
                                        number of positions at Ford Motor Company, including
                                        Director, Marketing Policy and Strategy Office and
                                        Director, Sales Operations Planning. He is immediate
                                        past Chairman of the Board of Trustees of the
                                        University of Detroit-Mercy and of the Michigan
                                        Thanksgiving Parade Foundation. He is also Chairman
                                        of the Michigan Gaming Control Board. Mr. Denomme is
                                        a director of William Beaumont Hospital, Pro-Air,
                                        Inc. and Operation Outreach, USA, a children's
                                        literacy program.

     NAME, PRINCIPAL OCCUPATION                       AGE, BUSINESS EXPERIENCE,
AND PERIOD OF SERVICE AS A DIRECTOR              DIRECTORSHIPS AND OTHER INFORMATION
-----------------------------------              -----------------------------------

Mary Ann Krey.......................    Ms. Krey, 51, joined Krey Distributing Company as
  Chairman and Chief Executive          Secretary in 1978 and has served Krey Distributing
  Officer of Krey Distributing          Company in her present positions since 1987. She also
  Company, beverage distribution        serves as a director of Commerce Bancshares, Inc.,
  firm. Director since 1997.            CPI Corporation and Laclede Gas Company. Ms. Krey is
                                        also a director of the St. Louis Children's Hospital,
                                        St. Louis Symphony and St. Louis Variety Club. She is
                                        an executive board member of United Way Community
                                        Services, a member of Washington University Board of
                                        Trustees and serves as Chairman of the Board of
                                        Trustees of the St. Louis Art Museum. Ms. Krey
                                        received the Washington University 1996 Distinguished
                                        Alumni Award and was named 1994 Woman of the Year by
                                        the St. Louis Variety Club.
Richard A. Manoogian................    Mr. Manoogian, 62, joined the Company in 1958, was
  Chairman of the Board and Chief       elected Vice President and a Director in 1964 and
  Executive Officer of the Company      President in 1968 and has served as Chairman and
  and Chairman of the Board of          Chief Executive Officer since 1985. He has also
  MascoTech, Inc. Director since        served as Chairman and a director of MascoTech, Inc.
  1964.                                 since its formation in 1984 and until January 1998 as
                                        its Chief Executive Officer. He was Chairman of the
                                        Board of TriMas Corporation from 1989 until it was
                                        acquired by MascoTech, Inc. in January 1998. He is
                                        also a director of Bank One Corporation, MSX
                                        International, Inc., Detroit Renaissance and The
                                        American Business Conference, President of the Board
                                        of Trustees of the Detroit Institute of Arts and a
                                        trustee of the Archives of American Art (Smithsonian
                                        Institute), Center for Creative Studies, The Fine
                                        Arts Committee of the State Department, Trustees
                                        Council of the National Gallery of Art, Armenian
                                        General Benevolent Union and Detroit Investment Fund.

     Further information concerning MascoTech, Inc. is set forth in "Certain Relationships and Related Transactions."

     The Board of Directors held four meetings during 1998. The Audit Committee of the Board of Directors, consisting of Messrs. Hudson, Istock, Stroh, and Denomme, held two meetings during 1998. It reviews and acts on or reports to the Board with respect to various auditing and accounting matters, including the selection and fees of the Company's independent auditors, the scope of audit procedures, the Company's internal audit program and results, the nature of services to be performed by the independent auditors and the Company's accounting practices. The Compensation Committee of the Board of Directors, consisting of Ms. Krey and Messrs. Simone and Stroh, held four meetings during 1998. Mr. Morgan joined the Compensation Committee in December, 1998. This Committee establishes and monitors executive compensation and administers and determines awards and options granted under the Company's restricted stock incentive and stock option plans. The Nominating Committee of the Board of Directors, consisting of Messrs. Hudson, Lyon, Morgan and Stroh, was established to identify and consider candidates to serve as Directors of the Company. During 1998, the Committee members participated in several conferences relating to possible candidates. The Nominating Committee will consider candidates for nominees for election as Directors of the Company submitted by stockholders. Any stockholder who wishes to have the Committee consider a candidate should submit the name of the candidate, along with any biographical or other relevant information the stockholder wishes the Committee to consider, to the Secretary of the Company at the address appearing on the first page of this Proxy Statement.

COMPENSATION OF DIRECTORS

     In 1997, the Company implemented a compensation program to more closely align the compensation of Directors with the long-term interests of stockholders. As Company employees, Mr. Manoogian and Mr. Kennedy are not eligible for compensation as Directors. Under the 1997 Non-Employee Directors Stock Plan (the "Directors Stock Plan") which was previously approved by stockholders, one-half of the cash compensation formerly paid to Directors has been replaced with an annual vesting of shares of restricted stock. Under the Directors Stock Plan, each Director received an award of Company Common Stock in 1997 to vest over a five-year period in 20 percent annual installments. The value of the stock awards was based on the market price of Company Common Stock on the date of grant and the value equaled five years of the replaced cash compensation. All Directors, except Ms. Krey and Messrs. Istock and Denomme, received awards of 6,940 shares in 1997. Ms. Krey and Mr. Istock were each awarded 6,000 shares following their election at the 1997 Annual Meeting, and Mr. Denomme was awarded 4,100 shares following his election at the 1998 Annual Meeting, reflecting proration for their partial first years of service. For 1998, Directors received a cash fee of $25,000 and $1,000 for each Board of Directors meeting attended (and committee meeting attended if not held on a date on which the entire Board met). The Directors Stock Plan also provides for the grant to each non-employee Director on the date of each annual meeting of a non-qualified option to purchase 8,000 shares of Company Common Stock at the then current market price. These options become exercisable in 20 percent installments on the first five anniversaries of the grant date. Each option has a ten-year term from the date of grant, except that options may be exercised for only a limited period of time following termination of service as a non-employee Director.

                        SECURITY OWNERSHIP OF MANAGEMENT
                         AND CERTAIN BENEFICIAL OWNERS

     Set forth below is information concerning beneficial ownership of Company Common Stock as of March 15, 1999 by (i) each of the nominees and current Directors, (ii) each of the named executive officers, (iii) all Directors and executive officers of the Company as a group, and (iv) all persons known by the Company to be the beneficial owners of five percent or more of Company Common Stock. Except as indicated below, each person exercises sole voting and investment power with respect to the shares listed.

                                                                  SHARES              PERCENTAGE
                                                                OF COMPANY            OF COMPANY
                                                               COMMON STOCK          COMMON STOCK
                          NAME                              BENEFICIALLY OWNED    BENEFICIALLY OWNED
                          ----                              ------------------    ------------------
Thomas G. Denomme(1)....................................            20,100             *
Joseph L. Hudson, Jr.(1)................................            10,540             *
Verne G. Istock(1)......................................             9,600             *
Raymond F. Kennedy(2)...................................           976,202             *
Mary Ann Krey(1)........................................             9,600             *
Wayne B. Lyon(1)(2)(3)..................................           698,242             *
Richard A. Manoogian(2)(3)..............................         8,588,329            2.5%
John A. Morgan(1).......................................            11,740             *
Arman Simone(1).........................................           152,540             *
Peter W. Stroh(1).......................................             9,540             *
John R. Leekley(2)(3)...................................           306,910             *
Richard G. Mosteller(2).................................           356,771             *
Robert B. Rosowski(2)...................................           256,694             *
All 17 Directors and executive officers of the Company
  as a group (excluding subsidiary, divisional and group
  executives)(1)(2)(3)..................................        11,983,727            3.5%
FMR Corp.
  82 Devonshire Street
  Boston, Massachusetts 02109(4)........................        39,581,109           11.67%

-------------------------
  * Less than one percent

(1) Includes unvested restricted stock award shares held under the Company's 1997 Non-Employee Directors Stock Plan (3,456 for Mr. Denomme; 4,164 for each of Messrs. Hudson, Lyon, Morgan, Simone and Stroh; 3,780 for each of Mr. Istock and Ms. Krey; and 31,836 for all Directors and executive officers of the Company as a group) and shares which may be acquired before May 15, 1999 upon exercise of stock options issued under such Plan (1,600 for each of Messrs. Hudson, Istock, Lyon, Morgan, Simone, Stroh and Ms. Krey; and 11,200 for all Directors and executive officers of the Company as a group). Holders have sole voting but no investment power over unvested restricted shares and have neither voting nor investment power over unexercised option shares.

(2) Includes unvested restricted stock award shares held under the Company's stock incentive plans (569,992 shares for Mr. Manoogian; 547,544 shares for Mr. Kennedy; 97,144 shares for Mr. Leekley; 32,828 shares for Mr. Lyon; 84,422 shares for Mr. Mosteller; 42,370 shares for Mr. Rosowski; and 1,579,924 shares for all Directors and executive officers of the Company as a group) and shares which may be acquired before May 15, 1999 upon exercise of stock options (463,461 shares for Mr. Manoogian; 260,228 shares for Mr. Kennedy; 164,362 shares for Mr. Leekley; 551,912 shares for Mr. Lyon; 162,041 shares for Mr. Mosteller; 150,000 shares for Mr. Rosowski; and 1,977,476 shares for all Directors and executive officers of the Company as a group). Holders have sole voting but no investment power over unvested restricted shares and exercise neither voting nor investment power over unexercised option shares.

(3) Shares owned by Mr. Manoogian and by all Directors and executive officers of the Company as a group include in each case an aggregate of 3,273,800 shares owned by charitable foundations for which Mr. Manoogian serves as a director and 1,429,000 shares held by a trust for which he serves as a trustee. Shares owned by Mr. Lyon and by all Directors and executive officers of the Company as a group include in each case 26,802 shares owned by a charitable foundation for which Mr. Lyon serves as a director. Shares owned by Mr. Leekley and by all Directors and executive officers of the Company as a group include 16,082 shares held by a trust for which Mr. Leekley serves as a trustee. Shares owned by all Directors and executive officers of the Company as a group include 29,240 shares held by trusts for which an executive officer serves as a trustee. The directors of the foundations and the trustees share voting and investment power with respect to shares owned by the foundations and trusts, but Messrs. Manoogian, Lyon and Leekley and the executive officer who serves as a trustee for certain trusts each disclaims beneficial ownership of such shares.

(4) Based on a Schedule 13G dated February 1, 1999 and filed with the Securities and Exchange Commission by FMR Corp. and certain of its affiliates, at December 31, 1998, 38,824,438 shares were owned by Fidelity Management & Research Company and Fidelity Management Trust Company, subsidiaries of FMR Corp. which provide investment advisory services to investment companies and investment management services to institutional accounts. According to the filing, Edward C. Johnson 3d and FMR Corp., through control of the subsidiaries, each has sole dispositive power over 35,072,548 shares and sole voting power over 2,587,190 shares, but no voting power over the balance of the shares held by various investors. In addition, an affiliate of FMR Corp. has sole voting and investment power over 756,671 shares. Members of the Edward C. Johnson 3d family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp.

     Mr. Manoogian may be deemed a controlling person of the Company by reason of his significant ownership of Company Common Stock and his positions as a Director and an executive officer of the Company.

                    EXECUTIVE COMPENSATION COMMITTEE REPORT

     In 1998 Masco Corporation achieved record earnings, and Company Common Stock reached record share price levels. The Board of Directors and senior management of the Company believe that the Company's compensation strategy of directly linking a significant portion of compensation to record share price targets, implemented in 1996, has played a significant role in these achievements by more directly aligning management's interests with those of stockholders. Based upon this success, the Compensation Committee has implemented new programs beginning in late 1998 based on share prices reaching new record levels. The Compensation Committee believes that the Company's current compensation strategy closely aligns officers' interests with the long-term interests of stockholders, while maintaining the Company's ability to attract, retain and motivate the highest quality executive management team. The key components of this strategy as it applies to officers are described below. The following information has been adjusted to reflect a 100 percent stock distribution effected in July 1998.

COMPENSATION PROGRAMS TO ENHANCE STOCKHOLDER VALUE

     The Company's Chairman and Chief Executive Officer, Richard A. Manoogian, received annual salary and bonus of $1 in 1998, an arrangement that began January 1, 1996. At that time, Mr. Manoogian requested that his annual salary and bonus of approximately $1.4 million be reduced to $1 to demonstrate his commitment to enhance stockholder value and his personal disappointment with the Company's stock price performance in prior years. The Committee, in accordance with its strategy of more closely aligning executives' interests with those of stockholders, replaced this compensation with a stock option exercisable only if the price of Company Common Stock exceeded a record $20.50 per share within three years from the April 1996 date of grant or $25 per share within five years from that date. This option became exercisable in June 1997 when the price of Company Common Stock exceeded $20.50 per share, a 46 percent increase from the $14 price on the date of grant. Pursuant to its terms, Mr. Manoogian benefited from this option grant only by the amount of any price appreciation above $20.50.

     In support of Mr. Manoogian's commitment to increase stockholder value, in mid-1996 the other executive officers and group executives of the Company volunteered an effective fifteen percent reduction in their base salaries, which were then frozen at the lower level. The Compensation Committee offset this reduction in cash compensation with stock incentives by granting stock options and restricted stock awards based on share prices reaching the same record levels as Mr. Manoogian's option within a five year period. These record levels were achieved when the price of Company Common Stock increased from $16 per share in May 1996 to in excess of $20.50 in June 1997 and $25 in December 1997.

     In order to further align the objectives of the Company's other key employees with its stockholders, special restricted stock awards were also granted in 1996 to approximately 1,000 corporate and operating employees. Vesting of these awards would not commence until normal retirement, except that accelerated annual vesting would occur if record share prices ($20.50 and $25) were achieved. Because these share prices were achieved, these awards became eligible for earlier vesting, commencing, retroactive to April 1997, in ten percent annual installments over a period of ten years. The Committee believes that such long-term vesting not only focuses the recipient on long-term enhancement of stockholder value but also helps to retain key employees. In addition, the holders of these awards will benefit from continued long-term appreciation in the price of Company Common Stock.

     For 1997, salaries and bonuses of executive officers and group executives remained frozen. The Compensation Committee, again in accordance with its policy of linking compensation to the long-term interests of stockholders and also reflecting the improvement in the Company's performance, granted stock options to executive officers and group executives. Holders of these options, which have an exercise price of $19.50 (grant date market price), pledged not to exercise the options unless the share price appreciated from the May 1997 grant date price to record levels of $25, $27.50 and $30 per share, increases of approximately 28, 41 and 54 percent, respectively. However, even though the price targets were attained by mid-1998, the Compensation Committee's long-term philosophy is reflected in the fact that full realization of the value of these options is subject to a long-term vesting schedule.

     In light of the growth of the Company and the performance of Company Common Stock in 1997, additional restricted stock awards with the same record price targets ($25, $27.50 and $30 per share) were granted in late 1997 to approximately 1,000 corporate and operating employees. Under the terms of these awards, vesting would not commence until normal retirement, but could be accelerated to permit annual vesting upon attainment of share price targets or fifteen percent compound annual growth in earnings per share. Because all of the share price targets have been attained, the awards have commenced vesting in ten percent annual installments over a period of ten years.

     In 1998, the Committee undertook a general review of the compensation programs described above and the Company's performance, including sales, earnings, and profit margins as well as share prices, over the prior three years. Salaries and bonuses of executive officers and group executives remained frozen. Executive officers, group executives and key corporate and operating employees received restricted stock awards in 1998 as part of the Company's annual long-term incentive compensation program, which generally vest in ten percent annual installments over a period of ten years from the date of grant. The terms of these awards are more fully described below. No original stock options were granted to executive officers or group executives in 1998. (Certain of these individuals did receive restoration options upon the exercise of previously held stock options. As described more fully below, a restoration option does not increase the number of shares covered by the original option or extend the term of the original option.)

     Upon completion of its review in late 1998, given management's commitment to enhancing stockholder value and the resulting record performance of the Company and Company Common Stock since 1996, the Committee decided to end the freeze on salaries and bonuses of executive officers and group executives as of January 1, 1999, and to restore such individuals' cash compensation to normal levels. In recognition of Mr. Manoogian's performance, the Committee believed it appropriate to restore Mr. Manoogian's cash compensation to normal levels as well. However, Mr. Manoogian requested that his annual salary remain at $1 to demonstrate to stockholders his continuing commitment to enhancing stockholder value, a commitment he believes is underscored by linking his compensation almost entirely to the value of Company Common Stock. The Compensation Committee, in acceding to Mr. Manoogian's request, considered alternative arrangements, and in February 1999 granted Mr. Manoogian a stock option to purchase 600,000 shares of Company Common Stock. This option has an exercise price of $28 per share (market price on date of grant); however, Mr. Manoogian has pledged not to exercise the option unless the price of Company Common Stock reaches $50 per share by February 2003 (representing a 79 percent increase). Even if this price level is attained, the option generally becomes exercisable in installments, over a period of eight years. In addition, Mr. Manoogian received a restricted stock award for 225,000 shares of Company Common Stock, which generally vests in ten percent annual installments over a period of ten years from the date of grant.

     In recognition of the effectiveness of the compensation programs designed to closely link the interests of management with stockholders implemented over the past few years, the Committee decided to continue to use these types of programs. Accordingly, in late 1998, the Committee granted restricted stock awards with new record price targets to executive officers (including Mr. Manoogian). Under the terms of these awards, vesting would not commence until the later of February, 2003 or after the recipients attain age 65, but could be accelerated to permit annual vesting upon attainment of record share price targets of $30, $35, $40, $45 and $50 by specified dates within a five year period. Even if the targets are met by the specified dates, vesting still generally occurs at a rate no faster than ten percent annual installments over a ten year period. The initial ten percent installment will vest in July 1999 because the $30 price target was attained within the required period.

     Although Company Common Stock has historically been a major part of compensation for key employees because of its inherent alignment with the interests of stockholders, the Compensation Committee believes that, by directly linking stock compensation to the attainment of record share prices of Company Common Stock, the arrangements implemented in the past few years more directly align officers' and other key employees' interests with those of stockholders. The Committee's strategy includes the continued use of Company Common Stock in the future. Because the compensation strategy includes a variety of components, the terms and conditions of future options and awards may vary from those granted in the past. The customary terms and conditions of restricted stock awards and stock options granted prior to 1996 are described below under "General Compensation Information."

     In order to formalize the Board's policy of encouraging stock ownership by officers and require executives to remain at risk by maintaining a substantial interest in Company Common Stock, the Board has established stock ownership guidelines for officers. The guidelines require the officers to own stock with a value that is not less than a specified multiple of base pay (in the case of the Chief Executive Officer at least five times regular base pay, as determined by the Compensation Committee). Officers are required to achieve the share ownership (including restricted stock awards) necessary to meet the guidelines within three years of becoming subject to the guidelines.

GENERAL COMPENSATION INFORMATION

     Compensation arrangements for executive officers generally consist of a blend of base salary, annual cash bonus and long-term incentives utilizing Company Common Stock. The Committee uses a variety of resources, including published compensation surveys, as it considers information concerning current compensation practices and trends within the Company's industries (including companies that are included in the Standard & Poor's Building Materials Index). In addition, the Committee reviews compensation policies and practices of corporations in other industries which are similar to the Company in terms of revenues and market value, because the Committee believes that the Company competes with such companies for executive talent. Although the Committee reviews such information for general guidance, it does not specifically target compensation of the executive officers to compensation levels at other companies.

     Annual cash compensation consists of salary and bonus. Base salaries for executive officers historically have been adjusted annually by establishing ranges for increases for executive officers that reflect inflation, promotions and merit and that are similar to the ranges established for other corporate office employees. The ranges reflect changes observed in general compensation levels of salaried employees, and in particular, within the geographic area of the Company's corporate office and within the Company's industries. The Company's performance for the particular year and the Company's prospects are more significant factors in determining ranges for year-end bonuses than in determining salary ranges. In connection with the payment of bonuses, corporate performance goals are considered by the Committee in light of general economic conditions, and include items such as comparisons of year-to-year operating results, market share performance and the achievement of budget objectives and forecasts. Salary and bonus determinations may vary from the established ranges for a variety of subjective factors such as an individual's contribution to the performance of the Company and its affiliates in addition to the competitive considerations noted above. In general, the potential cash bonus opportunity for executive officers has been up to fifty percent of base salary. For 1998, bonuses paid to executive officers (other than Mr. Manoogian, who received no bonus) were generally frozen at the amounts paid for 1996.

     Restricted stock awards and stock options granted under the 1991 Long Term Stock Incentive Plan (the "1991 Plan") are generally used as part of the Company's long-term incentive arrangements, which focus the recipient on long-term enhancement in stockholder value and help retain key employees. Factors reviewed by the Committee in determining whether to grant options and awards are generally the same factors considered in determining salaries and bonuses described above. The Committee believes that the level of restricted stock awards and stock option grants must be sufficient in size and potential value to provide a strong incentive and to reinforce the individual's commitment to the Company. The history of restricted stock awards and stock option grants previously granted to an executive is also a factor in determining new awards and grants. In general, the potential opportunity for executives for annual restricted stock awards under the Company's restricted stock award program is up to thirty percent of base salary. In addition, supplemental restricted stock awards are granted periodically.

     The Company has historically purchased shares of Company Common Stock in the open market sufficient to provide for all restricted stock awards so that the expense related to these awards is more consistent and less variable, as well as to avoid any earnings per share dilution resulting from these awards. This expense is amortized over the vesting period of the awards. Because the Company's tax deduction is based on the fair market value at the time the restrictions lapse, the after-tax cost of this program can be very favorable to the Company based on future appreciation of Company Common Stock. The Company believes that the extended vesting of stock awards with the opportunity for substantial appreciation promotes retention, and also spreads compensation expense over a longer term, which generally has resulted in a significant reduction in the Company's after-tax cost of this stock-related compensation.

     Restricted stock awards granted under the 1991 Plan generally vest in ten percent annual installments over a period of ten years from the date of grant, except for those awards described above with vesting tied to the achievement of share price targets. In general, vesting is contingent on a continuing employment or post-employment consulting relationship with the Company. The 1991 Plan provides, however, that all shares vest immediately upon death, permanent and total disability or the occurrence of certain events constituting a change in control of the Company.

     Original stock option grants made under the 1991 Plan generally vest in installments beginning in the third year and extending through the eighth year after grant and, unless otherwise provided, may be exercised until the earlier of ten years from the date of grant or, as to the number of shares then exercisable, the termination of the employment or consulting relationship of the participant. Stock option grants generally do not have a financial reporting expense associated with them since they are granted at fair market value, and in fact, raise additional equity for the Company. The difference between the exercise price and fair market value of the Company Common Stock on the date of exercise is, however, deductible by the Company for federal income tax purposes and thereby provides tax savings to the Company. The Committee permits Company Common Stock to be used in payment of federal, state and local withholding tax obligations attributable to the exercise of stock options. The 1991 Plan also permits the Committee to accept the surrender of an exercisable stock option and to authorize payment by the Company of an amount equal to the difference between the option exercise price of the stock and its then fair market value.

     Recipients of stock options are eligible to receive restoration options. A restoration option is granted when a participant exercises a stock option and pays the exercise price by delivering shares of Company Common Stock. The restoration option is granted equal to the number of shares delivered by the participant and does not increase the number of shares covered by the original stock option. The exercise price is 100 percent of the fair market value of Company Common Stock on the date the restoration option is granted so that the participant benefits only from subsequent increases in the Company's stock price. Restoration options were granted in 1998 to all of the named executive officers, except Mr. Rosowski, in connection with such individuals' exercise of original stock options. The 1991 Plan also provides that, upon the occurrence of certain events constituting a change in control of the Company, all stock options previously granted immediately become fully exercisable and all restricted stock awards immediately vest. Generally, if a participant incurs an excise tax under Section 4999 of the Internal Revenue Code of 1986 (the "Code") in connection with a payment or distribution following such a change in control, the 1991 Plan provides that the participant will receive additional payments to make him or her whole for such excise tax.

     In addition to the stock-based programs noted above, most Company salaried employees participate in defined contribution profit-sharing retirement plans, which further link compensation to Company performance. Discretionary contributions are made into these plans based on the Company's performance. Historically, aggregate annual contributions and accruals for the profit-sharing plan in which executive officers participate have ranged from four percent to seven percent of participants' base salary. See footnote (3) to the "Summary Compensation Table."

     Beginning in 1994, Section 162(m) of the Code limits deductibility of annual compensation in excess of $1 million paid to the Company's chief executive officer and to each of the other four highest paid executive officers unless this compensation qualifies as "performance-based." In 1997, the Board approved, and the stockholders adopted, amendments to the 1991 Plan so that stock options granted under the 1991 Plan will continue to result in compensation fully deductible by the Company under
Section 162(m). In addition, the Committee approved, and stockholders adopted, the 1997 Annual Incentive Compensation Plan to continue the Committee's practice of structuring determinations for cash bonuses to make them performance-based and therefore tax deductible. In order for stock options and cash bonuses to qualify as deductible under Section 162(m), Mr. Morgan does not participate in any Committee decisions relating to the granting of options and cash bonuses to the named executive officers. The Committee continues to believe that it is in the Company's interest to retain flexibility in its compensation program, and although compensation may in some circumstances exceed the limitation of Section 162(m), the Committee believes that the tax deduction lost on account of such excess compensation will be insignificant for the foreseeable future.

                                                  Peter W. Stroh, Chairman
                                                  Mary Ann Krey
                                                  John A. Morgan
                                                  Arman Simone

                       COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

     The following table summarizes the annual and long-term compensation of the Company's chief executive officer and the other four highest paid executive officers (collectively, the "named executive officers") for 1998, 1997 and 1996. Mr. Manoogian's salary and bonus for 1998 was $1, a rate which has been in effect since January 1996. At that time Mr. Manoogian requested that his annual salary and bonus of approximately $1.4 million be reduced indefinitely to $1 per year, to demonstrate his commitment to increase the market value of Company Common Stock for the benefit of stockholders. In support of Mr. Manoogian's initiative, top officers of the Company voluntarily agreed to reduce their salaries in 1996, and their salaries generally remained frozen at the reduced level through 1998. In addition, these officers agreed to forego any increase in bonus for 1997, and their bonuses generally remained frozen at the reduced level in 1998. The information below has been adjusted to reflect a 100 percent stock distribution effected in July 1998. For further information, see "Executive Compensation Committee Report."

                                                                  LONG-TERM
                                                             COMPENSATION AWARDS
                                          ANNUAL          --------------------------
                                      COMPENSATION(1)     RESTRICTED      SECURITIES
                                    -------------------     STOCK         UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR    SALARY     BONUS     AWARDS(2)        OPTIONS      COMPENSATION(3)
---------------------------  ----    ------     -----     ----------      ----------    ---------------
Richard A. Manoogian(4)...   1998   $      1   $      0   $6,149,000(5)    223,461(6)      $188,000
  Chairman of the Board      1997          1          0      210,000      2,000,000         133,000
  and Chief Executive        1996          1          0    1,536,000      2,600,000         106,000
  Officer
Raymond F. Kennedy.......    1998   $675,000   $338,000   $3,239,000(7)    140,228(6)      $145,000
  President and Chief        1997    675,000    338,000      158,000       600,000          116,000
  Operating Officer                                                        126,320(6)
                             1996    684,000    338,000    1,152,000       300,000          102,000
Richard G. Mosteller(8)...   1998   $470,000   $235,000   $  449,000        72,041(6)      $128,000
  Senior Vice President      1997    470,000    235,000      110,000       280,000           98,000
  Finance                                                                   73,164(6)
                             1996    497,000    235,000      800,000       200,000           87,000
John R. Leekley..........    1998   $432,000   $216,000   $  414,000        15,362(6)      $100,000
  Senior Vice President      1997    432,000    216,000      678,000(9)    280,000           79,000
  and General Counsel        1996    431,000    216,000      736,000       180,000           69,000
Robert B. Rosowski.......    1998   $254,000   $127,000   $  230,000             0         $ 52,000
  Vice President             1997    239,000    120,000       56,000       100,000           40,000
  Controller & Treasurer     1996    253,000    120,000      416,000       100,000           37,000

-------------------------
(1) Officers may receive certain perquisites and personal benefits, the dollar amounts of which are below current Securities and Exchange Commission thresholds for reporting requirements. For purposes of applying these thresholds, Mr. Manoogian has been treated as if his 1998 salary and bonus equaled his 1995 salary and bonus of approximately $1.4 million.

(2) This column sets forth the dollar value, as of the date of grant, of restricted stock awarded under the Company's 1991 Long Term Stock Incentive Plan (the "1991 Plan"). Vesting of all shares is generally contingent on a continuing employment or consulting relationship with the Company. The following number of shares were awarded to the named executive officers in 1998: Mr. Manoogian -- 238,000 shares; Mr. Kennedy -- 125,500 shares; Mr. Mosteller --17,740 shares; Mr. Leekley -- 16,380 shares; and Mr. Rosowski -- 9,080 shares. A portion of these 1998 awards (Mr. Manoogian -- 26,100 shares; Mr. Kennedy -- 17,400 shares; Mr. Mosteller -- 12,100 shares; Mr. Leekley -- 11,200 shares; and Mr. Rosowski -- 6,200 shares) provide that ten percent of the shares vest in July 1999, a result of the price of Company Common Stock reaching $30 per share prior to February 12, 1999, with the balance vesting in ten percent annual installments beginning on the later of February 12, 2003 or after the recipients attain age 65; however, vesting of part or all of the balance in ten percent annual installments begins earlier if Company Common Stock attains certain price targets ($35, $40, $45 and $50 per share) by specified dates within a five year period. The remaining restricted stock awards made to the named executive officers in 1998 and all of the awards made in 1997 generally vest over a period of ten years from the date of grant with ten percent of each award vesting annually and vesting contingent on a continuing employment or consulting relationship with the Company. The terms of restricted stock awards granted in 1996 provided that vesting generally occurs over a three-year period after the recipients retire from the Company after reaching age 65; however, ten percent annual vesting of these awards was triggered when the price of Company Common Stock reached $25 per share prior to April 2001. As of December 31, 1998, the aggregate number and market value of unvested restricted shares of Company Common Stock held by each of the named executive officers under all vesting arrangements were: Mr.
    Manoogian -- 379,258 shares valued at $10,904,000; Mr. Kennedy -- 469,596 shares valued at $13,501,000; Mr. Mosteller -- 92,874 shares valued at $2,670,000; Mr. Leekley -- 107,224 shares valued at $3,083,000; and Mr.
    Rosowski -- 46,318 shares valued at $1,332,000. Recipients of restricted stock awards have the right to receive dividends on unvested shares.

(3) This column includes (a) Company contributions and allocations under the Company's defined contribution retirement plans for the accounts of each of the named executive officers (for 1998: Mr. Manoogian -- none; Mr. Kennedy
     -- $48,000; Mr. Mosteller -- $34,000; Mr. Leekley -- $31,000; and Mr.
    Rosowski -- $17,000); and (b) cash payments made pursuant to certain tandem rights associated with the annual vesting of certain restricted stock awards granted in 1989 (in 1998: Mr. Manoogian -- $188,000; Mr. Kennedy -- $97,000;
    Mr. Mosteller -- $94,000; Mr. Leekley -- $69,000; and Mr. Rosowski -- $35,000). For further information regarding these rights, see "Certain Relationships and Related Transactions."

(4) Mr. Manoogian received $1 from MascoTech as its Chairman of the Board for 1998.

(5) Reflects an award in 1998 to Mr. Manoogian of 200,000 shares primarily in recognition of 1997 Company performance.

(6) These options are restoration options granted upon the exercise of previously held stock options. No original options were granted to the named executive officers in 1998. As described in more detail under "Executive Compensation Committee Report," a restoration option does not increase the number of shares covered by the original option or extend the term of the original option.

(7) Reflects an award in 1998 to Mr. Kennedy of 100,000 shares primarily in recognition of 1997 Company performance.

(8) The information does not include director fees received by Mr. Mosteller from MascoTech during 1996 for the period during which he served as a director of that company.

(9) Reflects an award in 1997 to Mr. Leekley of 32,000 shares in recognition of his promotion to Senior Vice President in August 1996.

OPTION GRANT TABLE

     The following table sets forth information concerning options granted to the named executive officers in 1998, which consist solely of restoration options. Restoration options are equal to the number of shares delivered to exercise prior options. The exercise price of restoration options is equal to the market value of Company Common Stock on the date the original options were exercised.

                                              INDIVIDUAL GRANTS
                           -------------------------------------------------------    POTENTIAL REALIZABLE VALUE
                           NUMBER OF      % OF TOTAL                                  AT ASSUMED ANNUAL RATES OF
                           SECURITIES      OPTIONS                                     STOCK PRICE APPRECIATION
                           UNDERLYING      GRANTED                                          FOR OPTION TERM
                            OPTIONS      TO EMPLOYEES     EXERCISE      EXPIRATION    ---------------------------
          NAME              GRANTED        IN 1998          PRICE          DATE          5%               10%
          ----             ----------    ------------     --------      ----------       --               ---
Richard A. Manoogian.....   223,461         29.5%         $26            2/28/01      $740,000        $1,534,000
Raymond F. Kennedy.......    55,705          7.4%         $29            2/28/01      $215,000        $  447,000
                             31,988          4.2%         $30.0109       5/22/06      $441,000        $1,049,000
                              4,068           .5%         $30.0109       2/28/01      $ 16,000        $   33,000
                             28,239          3.7%         $30.0109       5/18/05      $329,000        $  762,000
                             20,228          2.7%         $30.04         5/21/07      $314,000        $  764,000
Richard G. Mosteller.....    31,526          4.1%         $29.2733       2/28/01      $110,000        $  228,000
                             18,652          2.5%         $29.2733       5/21/07      $282,000        $  686,000
                             21,863          2.9%         $29.2733       5/22/06      $285,000        $  673,000
John R. Leekley..........    15,362          2.0%         $29.6673       2/28/01      $ 54,000        $  112,000
Robert B. Rosowski.......         0

     Securities and Exchange Commission regulations require information as to the potential realizable value of each of these options, assuming that the market price of Company Common Stock appreciates in value from the date of grant to the end of the option term at annualized rates of five percent and ten percent. These amounts are based on assumed rates of appreciation only. Actual gains, if any, on stock option exercises and Company Common Stock holdings will depend on overall market conditions and the future performance of the Company and its Common Stock. There can be no assurance that the amounts reflected in this table will be realized.

OPTION EXERCISES AND YEAR-END OPTION VALUE TABLE

     The following table sets forth information concerning each exercise of stock options during 1998 by each named executive officer and the value at December 31, 1998 of unexercised options held by such individuals under the Company's stock option plans. The information in the table has been adjusted to reflect a 100 percent stock distribution effected in July 1998. At December 31, 1998, when the closing price of Company Common Stock was $28 3/4 per share, the value of unexercised options reflects the increase in market value of Company Common Stock from the date of grant (from February, 1991 to November, 1998, with grant date market prices ranging from $10 3/8 to $30). The value actually realized upon future option exercises by the named executive officers will depend on the value of Company Common Stock at the time of exercise.

    AGGREGATED OPTION EXERCISES IN 1998, AND DECEMBER 31, 1998 OPTION VALUES

                                                            NUMBER OF SECURITIES
                                                           UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                                                 OPTIONS AT               IN-THE-MONEY OPTIONS AT
                             SHARES                          DECEMBER 31, 1998               DECEMBER 31, 1998
                            ACQUIRED        VALUE       ----------------------------    ----------------------------
         NAME              ON EXERCISE     REALIZED     UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE    EXERCISABLE
         ----              -----------    ----------    -------------    -----------    -------------    -----------
Richard A. Manoogian...      560,000      $8,750,000      2,743,461       2,320,000      $27,795,000     $19,880,000
Raymond F. Kennedy.....      426,110      $6,751,000      1,180,228               0      $12,308,000     $         0
Richard G. Mosteller...      127,070      $1,611,000        574,041               0      $ 6,025,000     $         0
John R. Leekley........       75,000      $1,447,000        471,362          89,000      $ 5,270,000     $ 1,177,000
Robert B. Rosowski.....            0      $        0        206,000         114,000      $ 2,514,000     $ 1,891,000

PENSION PLANS

     The executive officers participate in pension plans maintained by the Company for certain of its salaried employees. The following table shows estimated annual retirement benefits payable for life at age 65 for various levels of compensation and service under these plans.

                               PENSION PLAN TABLE

                              YEARS OF SERVICE(1)
--------------------------------------------------------------------------------
REMUNERATION(2)      5         10         15         20         25         30
---------------   -------   --------   --------   --------   --------   --------
  $  200,000      $11,290   $ 22,580   $ 33,870   $ 45,161   $ 56,451   $ 67,741
     400,000       22,580     45,161     67,741     90,321    112,902    135,482
     600,000       33,870     67,741    101,611    135,482    169,352    203,223
     800,000       45,160     90,321    135,482    180,643    225,803    270,964
   1,000,000       56,451    112,902    169,352    225,803    282,254    338,705
   1,200,000       67,741    135,482    203,223    270,964    338,705    406,446

-------------------------
(1) The plans provide for credit for employment with any of the Company or MascoTech and their subsidiaries. Vesting occurs after five full years of employment. The benefit amounts set forth in the table above have been converted from the plans' calculated five-year certain and life benefit and are not subject to reduction for social security benefits or for other offsets, except to the extent that pension or equivalent benefits are payable under a MascoTech plan. The table does not depict Code limitations on tax-qualified plans because one of the plans is a non-qualified plan established by the Company to restore for certain salaried employees (including the named executive officers) benefits that are otherwise limited by the Code. For each year of credited service prior to July 1, 1971 there is an additional annual benefit equal to 0.2 percent of final average earnings in excess of $9,000. Approximate years of credited service for the named executive officers participating in the plan are: Mr. Manoogian and Mr. Mosteller -- 30 (the maximum credited service); Mr. Kennedy -- 21; Mr. Leekley -- 23; and Mr. Rosowski -- 27.

(2) For purposes of determining benefits payable, remuneration in general is equal to the average of the highest five consecutive January 1 annual base salary rates paid by the Company prior to retirement.

     Under the Company's Supplemental Executive Retirement and Disability Plan, certain officers and other key executives of the Company, or any company in which the Company or a subsidiary owns at least 20 percent of the voting stock, may receive retirement benefits in addition to those provided under the Company's other retirement plans and supplemental disability benefits. Each participant is designated by the Chairman of the Board (and approved by the Compensation Committee) to receive annually upon retirement on or after age 65, an amount which, when combined with benefits from the Company's other retirement plans, and for most participants any retirement benefits payable by reason of employment by prior employers, equals 60 percent of the average of the participant's highest three years' cash compensation received from the Company (limited to base salary and regular year-end cash bonus). Participants are limited to an annual payment under this plan, which when combined with benefits under the Company's non-qualified plan, may not exceed a maximum, currently approximately $405,000. A participant may also receive supplemental medical benefits. A participant who has been employed at least two years and becomes disabled prior to retirement will receive annually 60 percent of the participant's total annualized cash compensation in the year in which the participant becomes disabled, subject to certain limitations on the maximum payment and reduced by benefits payable pursuant to the Company's long-term disability insurance and similar plans. Upon a disabled participant's reaching age 65, such participant receives the annual cash benefits payable upon retirement, as determined above. A surviving spouse will receive reduced benefits upon the participant's death. Participants are required to agree that they will not engage in competitive activities for at least two years after termination of employment, and if employment terminates by reason of retirement or disability, during such longer period as benefits are received under this plan. The named executive officers participate in this plan.

                               PERFORMANCE GRAPH

     Set forth below is a line graph comparing the cumulative total stockholder return on Company Common Stock with the cumulative total return of the Standard & Poor's 500 Composite Stock Price Index ("S&P 500 Index") and the Standard & Poor's Building Materials Index ("S&P Building Materials Index") for the period from January 1, 1994 through December 31, 1998, when the closing price of Company Common Stock was $28 3/4 per share (on April 15, 1999 the closing price was $31.25 per share). The graph assumes investments of $100 on December 31, 1993 in Company Common Stock, the S&P 500 Index and the S&P Building Materials Index and the reinvestment of dividends.

                              [Performance Graph]

                                                                                                         S&P BUILDING MATERIALS
                                                    MASCO CORPORATION             S&P 500 INDEX                   INDEX
                                                    -----------------             -------------          ----------------------
'1993'                                                   100.00                      100.00                      100.00
'1994'                                                    63.50                      101.28                       73.86
'1995'                                                    89.60                      138.88                       99.84
'1996'                                                   105.58                      170.38                      119.66
'1997'                                                   150.99                      226.78                      139.16
'1998'                                                   173.21                      291.04                      154.69

     The table below sets forth the value, as of December 31 of each of the years indicated, of a $100 investment made on December 31, 1993 in each of Company Common Stock, the S&P 500 Index and the S&P Building Materials Index, and the reinvestment of dividends.


                               1993      1994      1995      1996      1997      1998
  Masco Corporation           $100.00   $ 63.50   $ 89.60   $105.58   $150.99   $173.21
  S&P 500 Index                100.00    101.28    138.88    170.38    226.78    291.04
  S&P Building Materials
     Index                     100.00     73.86     99.84    119.66    139.16    154.69

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors currently consists of Mary Ann Krey, John A. Morgan, Arman Simone, and Peter W. Stroh. Verne G. Istock, a Director of the Company, is the Chairman of the Board of Bank One Corporation. Mr. Manoogian, an executive officer of the Company, is one of six members of the Organization, Compensation and Nominating Committee of the Board of Directors of Bank One Corporation, but recuses himself from any decisions relating to Mr. Istock's compensation. From time to time Morgan Lewis Githens & Ahn, Inc., of which Mr. Morgan is Managing Director, performs investment banking and other related services for the Company and MascoTech. No fees were paid by the Company or MascoTech to such firm for financial advisory services rendered in 1998. The Company has committed to invest up to $40 million in a private equity fund whose investment activities will be managed by the fund's sole general partner, Long Point Capital Partners, LLC ("Long Point"). The objective of the fund will be to make leveraged acquisitions or investments in the United States. Mr. Morgan is one of the principals of Long Point, and Mr. Morgan and Mr. Manoogian (who has no personal financial interest in the fund) serve on an investment committee that advises on possible investments by the fund. Long Point is entitled to receive an annual fee equal to two percent of the aggregate commitments of all investors to the fund during a specified commitment period and thereafter is entitled to receive an annual fee equal to two percent of the fund's invested capital. The Company paid additional fees of $800,000 to Long Point for 1998 and has agreed to pay fees of $500,000 for 1999 and $300,000 for 2000. Long Point will generally be entitled to a twenty percent "carried interest" on the profits on investments by the fund. The Company has invested $3 million in Long Point, which will entitle the Company to a certain percentage of this carried interest earned by Long Point. In addition to the potential capital appreciation from the Company's investment in the fund and the Company's share in the carried interest on the fund's profits, the Company expects to receive additional benefits from this investment with its right of first refusal with respect to any investments by the fund in the home improvement, building products and related services industries. The Company believes that the terms of its investment in the fund are comparable to or better than the terms applicable to investments in other equivalent funds.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

MASCOTECH, INC.

     The Company owns approximately 17 percent of MascoTech, Inc. (formerly Masco Industries, Inc.), a diversified manufacturing company utilizing advanced metalworking capabilities to supply metal formed components used in vehicle engine and drivetrain applications, specialty fasteners, towing systems, packaging and sealing products and other industrial products. MascoTech was formed in a 1984 restructuring of the Company and in January 1998, it acquired the remaining 63 percent of the outstanding shares of TriMas Corporation that it did not previously own for approximately $920 million in cash. Through a tender offer, MascoTech paid $34.50 net per share and the Company tendered the 1,583,708 shares (approximately 4 percent) of TriMas it held.

     The Company is a party to certain agreements with MascoTech as described below.

CORPORATE SERVICES AGREEMENT

     Under a Corporate Services Agreement, the Company provides MascoTech and its subsidiaries with office space for executive offices, use of the Company's data processing equipment and services, certain research and development services, corporate administrative staff and other support services in return for MascoTech's payment of an annual base service fee of .8 percent of its consolidated annual net sales, subject to adjustments. This agreement also provides for various license rights and confidential treatment of information which may arise from the Company's performance of research and development services on behalf of MascoTech. In connection with MascoTech's acquisition of TriMas, the parties terminated the Corporate Services Agreement between the Company and TriMas and amended the Corporate Services Agreement with MascoTech to include the TriMas companies and provide for the same credits that were permitted to TriMas under its agreement. Approximately $9 million has been charged to MascoTech and TriMas by the Company for 1998, subject to adjustment in accordance with the terms of the agreement, which renews automatically for one-year periods, unless terminated by either party upon at least 90 days' notice before any October 1 renewal date.

CORPORATE OPPORTUNITIES AGREEMENTS

     The Company and MascoTech are parties to a Corporate Opportunities Agreement which addresses potential conflicts of interest with respect to future business opportunities. This agreement materially restricts the ability of either party to enter into acquisitions, joint ventures or similar transactions involving businesses in which the other party is engaged without the consent of the other party. It renews automatically from year to year, unless terminated by either party at least 90 days before any October 1 renewal date.

STOCK REPURCHASE AGREEMENT

     Under a Stock Repurchase Agreement, the Company has the right to sell to MascoTech, at a price based on fair market value, shares of MascoTech common stock upon certain events that would result in the Company's ownership of MascoTech common stock exceeding 49 percent of MascoTech's then outstanding shares. Such events include repurchases of MascoTech common stock initiated by MascoTech or any of its subsidiaries and reacquisitions of MascoTech common stock through forfeitures of shares previously awarded by MascoTech pursuant to its employee stock incentive plans. In each case MascoTech has control over the amount of MascoTech common stock it would ultimately acquire, including shares subject to repurchase under the Stock Repurchase Agreement. The Company's rights expire 30 days from the date the notice of an event is given by MascoTech to the Company. In view of the Company's current level of share ownership in MascoTech, the Company does not anticipate that this right will ever be invoked.

RIGHT OF FIRST REFUSAL

     In connection with MascoTech's 1996 purchase from the Company of MascoTech common stock and warrants, the Company granted MascoTech a right of first refusal, which expires September 30, 2000, to purchase the remaining shares of MascoTech common stock held by the Company.

ASSUMPTION AND INDEMNIFICATION AGREEMENT

     Under an Assumption and Indemnification Agreement, MascoTech assumed, and agreed to indemnify the Company against, all of the liabilities and obligations of the businesses transferred to it in the Company's 1984 restructuring, including claims and litigation resulting from events or circumstances that occurred or existed prior to the transfer, but excluding specified liabilities.

     In early 1990, TriMas acquired several businesses from the Company and as part of the transaction, the Company agreed to indemnify TriMas against certain liabilities of the acquired businesses.

SECURITIES PURCHASE AGREEMENT

     Under a Securities Purchase Agreement, the Company agreed to purchase from MascoTech at MascoTech's option up to $200 million of subordinated debentures and, in connection therewith, MascoTech pays an annual commitment fee to the Company of $250,000. This commitment was extended to March 31, 2002. As part of the 1996 transaction referred to above, MascoTech has also agreed to file registration statements under the federal securities laws to enable the Company from time to time to publicly dispose of securities of MascoTech held by the Company.

MASCO CAPITAL CORPORATION

     In 1988 the Company and MascoTech jointly established Masco Capital Corporation to seek business and other investment opportunities of mutual interest that for various reasons were viewed as more appropriately undertaken on a joint basis rather than individually. In December 1991, the Company purchased MascoTech's 50 percent ownership interest in Masco Capital for approximately $49.5 million and may make additional payments based upon any aggregate net increase in the value of Masco Capital's remaining investments.

FURNISHINGS INTERNATIONAL INC.

     On August 5, 1996, the Company sold its Home Furnishings Group to Furnishings International Inc. ("FII"), a corporation which is owned by a group of investors, including 399 Venture Partners, Inc. (an affiliate of Citicorp), the Company, certain affiliates of Travelers Group, Inc., and certain members of FII's management, including Wayne B. Lyon, a Director of the Company and the Company's former President. The Home Furnishings Group is a manufacturer and marketer of residential furniture and a designer, marketer and distributor of decorative home furnishing fabrics.

     Total proceeds to the Company from the sale of the Home Furnishings Group were approximately $1,050 million, with approximately $708 million in cash. The balance consisted of $285 million of 12% pay-in-kind junior debt securities, and equity securities totaling $57 million, consisting of 13% cumulative preferred stock with a stated value of $55 million, 15 percent of the common stock of FII and convertible preferred stock. The convertible preferred stock represents transferable rights for up to a 25 percent common stock ownership, although the Company is restricted from maintaining an ownership in excess of 20 percent of FII's common equity. As part of the transaction, FII assumed approximately $30 million of bank and other third party indebtedness of the Home Furnishings Group and the Company agreed to indemnify FII against certain liabilities of the Home Furnishings Group and to provide $15 million of credit support arrangements for a period of time. For 1998 the Company recorded approximately $41.5 million of pay-in-kind interest income from FII and received approximately $7.6 million in cash dividends on the preferred stock.

     For 1998 FII paid the Company approximately $700,000 for the purchase of products from the Company.

     Subject to certain conditions, and upon the request of the Company, FII has agreed to file registration statements under the federal securities laws to permit the sale in public offerings of FII common stock held by the Company. FII also has agreed, subject to certain conditions and upon request of the Company, to conduct an exchange offer under the federal securities laws or to file a registration statement under the federal securities laws, in each case to permit the sale by the Company (or a permitted transferee of the Company) in public offerings of 12% junior debt securities of FII held by the Company. FII provides indemnification against certain liabilities arising from such transactions.

OTHER RELATED PARTY TRANSACTIONS

     MascoTech GmbH, a German subsidiary of MascoTech, and Masco GmbH, a German subsidiary of the Company, have from time to time advanced excess funds held in such foreign country to one another to be used for working capital. The parties negotiated a fluctuating rate of interest for these loans. The largest amount outstanding payable by MascoTech GmbH during 1998 was approximately $1.5 million.

     Sales of products and services and other transactions occur from time to time between the Company and MascoTech. As a result of such transactions in 1998, the Company paid approximately $12.8 million to MascoTech and received approximately $80,000 from MascoTech. MascoTech participates with the Company in a number of national purchasing programs, which enable the Company and MascoTech to obtain favorable terms from certain of their service and product suppliers.

     In 1989 the Company made long-term restricted stock awards to a large number of key Company employees, which included tandem rights to phantom TriMas shares having a value equal to the value of a share of TriMas common stock. At the time of the grant, the aggregate value of the award of Company Common Stock to each participant was equal to the aggregate value of the alternative phantom TriMas shares that were awarded. On each vesting date the participant received the vesting shares of Company Common Stock and, if the value of the vesting phantom TriMas shares was greater, the participant also received the excess paid in cash. For the 1998 vesting and the final vesting in 1999, the Compensation Committee of the Board of Directors determined the per share value of TriMas to be $34.50, the price per share paid by MascoTech in connection with its acquisition of TriMas.

     Ownership of securities and various other relationships and incentive arrangements may result in conflicts of interest in the Company's dealings with MascoTech and others. The Corporate Opportunities Agreement with MascoTech and other aspects of the relationship between the companies may affect their ability to make acquisitions and develop new business under certain circumstances, although the Company does not believe that it has experienced any such effect to date. Three persons affiliated with the Company are currently members of MascoTech's Board of Directors. Mr. Manoogian, the Company's Chairman of the Board and Chief Executive Officer, is also the Chairman of the Board of MascoTech and a significant stockholder of the Company and MascoTech. Frank M. Hennessey served as the Company's Executive Vice President until January 1998 when he became a director and the Vice Chairman and Chief Executive Officer of MascoTech. He has agreed to serve as a part-time employee of the Company (for no more than twenty percent of his time) in connection with matters with which he was involved as an Executive Vice President of the Company. Mr. Morgan, who is a Director of the Company, is also a director of MascoTech.

     The following table sets forth the number of shares of MascoTech common stock beneficially owned as of March 15, 1999 by the nominees, the Directors and named executive officers and by the Directors and executive officers of the Company as a group. Except as indicated below, each person exercises sole voting and investment power with respect to the shares listed.

                                                                 SHARES OF
                                                               COMMON STOCK
                                                               OF MASCOTECH
                         NAME                              BENEFICIALLY OWNED(1)
                         ----                              ---------------------
Thomas G. Denomme......................................                  0
Joseph L. Hudson, Jr...................................                  0
Verne G. Istock........................................                  0
Raymond F. Kennedy.....................................             15,000
Mary Ann Krey..........................................                  0
Wayne B. Lyon(2)(3)....................................             62,159
Richard A. Manoogian(3)(4)(5)..........................          6,286,229
John A. Morgan(6)......................................             30,790
Arman Simone(3)(7).....................................             20,000
Peter W. Stroh.........................................                  0
Richard G. Mosteller...................................                  0
John R. Leekley(3)(8)..................................             26,800
Robert B. Rosowski.....................................             18,600
All 17 Directors and executive officers of the Company
  as a group (excluding subsidiary, divisional and
  group executives)(2)(3)(4)(5)(6)(7)(8)(9)............          6,615,430

-------------------------
 (1) The only nominee, current Director or named executive officer of the Company who beneficially owns one percent or more of MascoTech common stock is Mr. Manoogian, who beneficially owns 13.9 percent of MascoTech common stock. Directors and executive officers of the Company as a group beneficially own 14.7 percent of MascoTech common stock.

 (2) Includes 2,000 shares owned by a foundation for which Mr. Lyon serves as director and 24,159 shares which may be acquired upon conversion of convertible securities, of which 386 shares are issuable upon conversion of convertible securities owned by trusts for which Mr. Lyon serves as a trustee.

 (3) The directors of the foundations and the charitable organization and the trustees share voting and investment power with respect to the MascoTech securities owned by such entities; however, Messrs. Lyon, Manoogian, Simone and Leekley and the executive officer who serves as a trustee for certain trusts each disclaim beneficial ownership of such securities.

 (4) Includes 1,640,960 shares owned by charitable foundations for which Mr. Manoogian serves as a director, and 334,193 shares which can be acquired upon conversion of convertible securities owned by the foundations.

 (5) Includes unvested restricted shares issued under the MascoTech's restricted stock incentive plans (213,900 shares for Mr. Manoogian, and 250,502 shares for all current Directors and executive officers of the Company as a group) and shares of MascoTech common stock which may be acquired before May 15, 1999 upon exercise of stock options (108,000 shares for both Mr. Manoogian and all Directors and executive officers of the Company as a group). Holders have voting but no investment power over unvested restricted shares and exercise neither voting nor investment power over unexercised option shares.

 (6) Includes for Mr. Morgan 3,474 unvested restricted stock award shares of MascoTech common stock issued under the MascoTech 1997 Non-Employee Directors Stock Plan and 1,000 shares of MascoTech common stock which may be acquired upon exercise of stock options issued under such plan. Holders have voting but no investment power over unvested restricted shares and exercise neither voting nor investment power over unexercised option shares.

 (7) Includes 10,000 shares owned by a charitable organization for which Mr. Simone serves as a director.

 (8) Includes 6,800 shares held by a trust for which Mr. Leekley serves as a trustee.

 (9) Includes 27,000 shares owned by trusts for which an executive officer serves as a trustee and 4,354 shares which could be acquired upon conversion of convertible debt securities owned by such trusts.

                          RATIFICATION OF SELECTION OF
                              INDEPENDENT AUDITORS

     Upon the recommendation of the Audit Committee, the Board of Directors has selected the independent public accounting firm of PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") to audit the Company's financial statements for the year 1999, and believes it appropriate to submit its selection for ratification by stockholders.

     PricewaterhouseCoopers has acted as the Company's independent certified public accounting firm for over 38 years. It has performed services of an accounting and auditing nature and, from time to time, has provided other consulting services for the Company as well as for MascoTech. Representatives of PricewaterhouseCoopers are expected to be present at the Meeting, will have the opportunity to make a statement and are expected to be available to respond to appropriate questions. If the selection is not ratified, the Board will consider selecting another public accounting firm as the independent auditors.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS AS INDEPENDENT AUDITORS FOR THE COMPANY FOR THE YEAR 1999.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and Directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, Directors and greater than ten percent stockholders are required by regulations of the Securities and Exchange Commission to furnish the Company copies of all Section 16(a) forms they file.

     Based solely on the Company's review of copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 are required for those persons, the Company believes that its Directors, officers and greater than ten percent beneficial owners met all applicable filing requirements during the last fiscal year, except that (i) a report of Mr. Lyon, covering sales by his children's trusts, of which his wife is a trustee, of 23,620 and 2,100 shares Company Common Stock, was filed after the due date,
(ii) four reports of Mr. Stroh, covering his wife's purchases of 670, 700, 335 and 170 shares of Company Common Stock, were filed after the due date, and (iii) a report of Mr. Hennessey, a former executive officer, covering his exercise of two options for 19,367 and 10,000 shares of Company Common Stock and receipt of two restoration options in connection therewith for a total of 17,065 shares of Company Common Stock was filed after the due date.

              STOCKHOLDER PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING

     Stockholders who intend to present a proposal for inclusion in the Company's proxy statement and proxy relating to the 2000 Annual Meeting or at such Meeting must provide written notice of such intent to the Chairman or Secretary of the Company at its address stated in the Notice of Annual Meeting of Stockholders by December 23, 1999. Management's proxies will have the right to exercise discretionary voting authority on any matter with respect to which the Company has not received notice in writing by December 23, 1999.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters to be voted upon at the Meeting. If any other matters properly come before the Meeting, it is the intention of the proxies named in the enclosed Proxy to vote the shares represented thereby with respect to such matters in accordance with their best judgment.

                                              By Order of the Board of Directors

                                                       /s/EUGENE A. GARGARO, JR.

                                                          EUGENE A. GARGARO, JR.
                                                                       Secretary

Taylor, Michigan
April 21, 1999

                               MASCO CORPORATION
                         ANNUAL MEETING OF STOCKHOLDERS
                        AT MASCO CORPORATE HEADQUARTERS
                              21001 VAN BORN ROAD
                             TAYLOR, MICHIGAN 48180
                                     [MAP]

FROM DOWNTOWN DETROIT (EAST)
- Take I-94 west to the Pelham Road exit.
- Turn right onto Pelham Road and travel to Van Born Road.
- Turn left onto Van Born Road and proceed to the corporate headquarters.

FROM METRO AIRPORT (WEST)
- Take I-94 east to the Pelham Road exit.
- Turn left onto Pelham and travel to Van Born Road.
- Turn left onto Van Born Road and proceed to the corporate headquarters. FROM SOUTHFIELD/BIRMINGHAM (NORTH)
- Take the Southfield Freeway to the Outer Drive/Van Born Road exit.
- Stay on the service drive and proceed to Van Born Road.
- Bear right onto Van Born Road and travel to the corporate headquarters.

FROM TOLEDO (SOUTH)
- Take I-75 north to the Telegraph Road north exit.
- Proceed on Telegraph Road north to Van Born Road.
- Turn right on Van Born Road and proceed to the corporate headquarters.

        PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 19, 1999
                               MASCO CORPORATION
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned, hereby revoking any Proxy heretofore given, appoints RICHARD A. MANOOGIAN and EUGENE A. GARGARO, JR. and each of them attorneys and proxies for the undersigned, each with full power of substitution, to vote the shares of Company Common Stock registered in the name of the undersigned to the same extent the undersigned would be entitled to vote if then personally present at the Annual Meeting of Stockholders of Masco Corporation to be held at the offices of the Company at 21001 Van Born Road, Taylor, Michigan 48180, on Wednesday, May 19, 1999, at 10:00 A.M. Eastern daylight time and at any adjournment thereof.

    The undersigned hereby acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

                     (Continued and to be signed and dated on the reverse side.)


                                      MASCO CORPORATION
                                      P.O. BOX 11261
                                      NEW YORK, N.Y. 10203-0261

(1)  Election of Directors    FOR all nominees    [X]  WITHHOLD AUTHORITY to vote     [X] EXCEPTIONS   [X]
                              listed below             for all nominees listed below

Class II Directors to hold office until the Annual Meeting of Stockholders in 2002 or until their respective successors are elected and qualified.
NOMINEES: RAYMOND F. KENNEDY, VERNE G. ISTOCK, JOSEPH L. HUDSON, JR. AND JOHN A. MORGAN
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND STRIKE A LINE THROUGH THAT
NOMINEE'S NAME.)

(2)  Ratification of the selection of PricewaterhouseCoopers LLP as          (3)  In the proxies' discretion upon such other
     independent auditors for the Company for the year 1999.                      business as may properly come before the
                                                                                  meeting.

FOR      [X]    AGAINST    [X]   ABSTAIN     [X]

The shares represented by this Proxy will be voted in accordance with the specifications above. IF SPECIFICATIONS ARE NOT MADE, THE PROXY
WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES, FOR RATIFICATION OF                           Change of Address or
INDEPENDENT AUDITORS AND IN THE PROXIES' DISCRETION ON ANY OTHER MATTER                       Comments Mark Here         [X]
THAT MAY PROPERLY COME BEFORE THE MEETING.

                                                                                  Please sign exactly as name appears at left.
                                                                                  Executors, administrators, trustees, et al. should
                                                                                  so indicate when signing. If the signature is for
                                                                                  a corporation, please sign the full corporate name
                                                                                  by an authorized officer. If the signature is for
                                                                                  a partnership, please sign the full partnership
                                                                                  name by an authorized person. If shares are
                                                                                  registered in more than one name, all holders must
                                                                                  sign.

                                                                                  Dated:                                       ,1999
                                                                                        --------------------------------------

                                                                                                                              (L.S.)
                                                                                  --------------------------------------------
                                                                                  Signature

                                                                                                                              (L.S.)
                                                                                  --------------------------------------------
                                                                                  Signature

                                                                                  VOTES MUST BE INDICATED
                                                                                  (X) IN BLACK OR BLUE INK.      [   ]

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.